UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 10, 2009

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50405	04-3208947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street
Watertown, Massachusetts 02472

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code  (617) 648-8800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01             Other Events.

On February 10, 2009, the Board of Directors of the Company elected not to declare a quarterly cash dividend in the amount of $0.8125 per share on its 6.5% convertible exchangeable preferred stock (the “Preferred Stock”) that was otherwise payable on March 1, 2009.

In February 2005, Acusphere issued 900,000 shares of its Preferred Stock in a public offering.  As of February 10, 2009, 240,000 of these shares of Preferred Stock remained outstanding.  The Preferred Stock accrues a cumulative dividend at the annual rate of $3.25 per share, payable quarterly on the first day of March, June, September and December, as declared by the Company’s board of directors out of funds legally available therefor.

After March 1, 2009, the Company will no longer be obligated to make an additional payment (the “Make-Whole Payment”) to any holder of the Preferred Stock who elects to voluntarily convert his, her or its shares of Preferred Stock equal to the aggregate amount of dividends that would have been payable on the Preferred Stock so converted from the original date of issuance through and including March 1, 2009, less any dividends already paid on the Preferred Stock. The Make-Whole Payment is payable by the Company, at its option, in cash, in additional shares of our common stock or in a combination of both.

This is the fifth quarterly dividend that has not been declared and paid on the Preferred Stock.  Under the terms of the Preferred Stock, the holders thereof shall be entitled to vote as a separate class to elect two directors if the Company has not paid the equivalent of six or more quarterly dividends, whether or not consecutive. These voting rights will continue until the Company pays the full accrued but unpaid dividends on the Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: February 10, 2009	By:	/s/ Lawrence A. Gyenes
		Name:	Lawrence A. Gyenes
		Title:	Senior Vice President, Chief Financial Officer and Secretary